SECOND AMENDMENT TO AMENDED AND RESTATED COINSURANCE AND MODIFIED COINSURANCE AGREEMENT THIS SECOND AMENDMENT TO AMENDED AND RESTATED COINSURANCE and MODIFIED COINSURANCE AGREEMENT (“Amendment”) effective as of 23, November 2021 amends the AMENDED AND RESTATED COINSURANCE AND MODIFIED COINSURANCE AGREEMENT effective February 4, 2021 (the “Agreement”) by and between MEMBERS LIFE INSURANCE COMPANY (the “Company”) and CMFG LIFE INSURANCE COMPANY (“Reinsurer”). WHEREAS, the parties wish to amend the terms of the Agreement to revise the investment guidelines attached to the Agreement to: clarify which investments constitute Alternative investments and to and adjust certain asset class limits to better align with the CMFG Life Investment policy. NOW THEREFORE, in consideration of the premises and the mutual covenants contained hereinafter, the parties hereto intending to be legally bound agree to amend the Agreement as follows: Article I Amendment to the Agreement 1.1 Amendment to Schedule 4.2 Exhibit A, The investment guidelines attached as Schedule 4.2 to the Agreement are hereby replaced in their entirety with the investment guidelines attached hereto. IN WITNESS WHEREOF, the parties have caused the Second Amendment to Coinsurance Agreement to be executed by their duly authorized representatives and to be effective on the date first set forth above. MEMBERS LIFE INSURANCE COMPANY CMFG LIFE INSURANCE COMPANY By:_____________________________ By:___________________________ Print Name: Brian J. Borakove______ Print Name: Laureen Winger_________ Title: Senior Vice President _________ Title: EVP, Chief Financial Officer_ Date:_________________________ Date:____________________________ 11/29/2021 Laureen Winger 11/30/2021

Exhibit A . *A pass-through security or unleveraged CMO class Derivatives Derivatives will primarily be limited to those hedging liability risks. Risks hedged would primarily be the equity market related guarantees of the Members Life Annuity Contracts but can also include rate and credit oriented exposures generally related to liability reserves. Derivative usage and limits on notional amounts will be set by the Board of Directors of CMFG Life Insurance Company from time to time and must comply with the CMFG Life Insurance Company Derivative Use Plan and Derivative Policy. Derivatives will not be used for speculative purposes. SCHEDULE 4.2 INVESTMENT GUIDELINES Investment Guidelines for CMFG Life Insurance Company Risk Control Separate Accounts and Declared Rate Separate Accounts Broad Asset Class Asset Class Minimum Maximum Near Risk-Free 0% 100% Cash Government -0% 0% 100% 100% Agency MBS* 0% 40% Corporate 20% 80% Public – Investment Grade 20% 80% Private – Investment Grade 0% 20% High Yield 0% 10% Other Credit 0% 30% Municipal 0% 10% Mortgage Loan 0% 25% Structured Credit 3% 25% ABS 0% 20% CMBS 0% 20% CLO 0% 20% RMBS 0% 5% Equity or Near-Equity 0% 15% Real Estate 0% 5% Alternative – Income 0% 7% Alternative – MOIC 0% 7% Public Equity 0% 5%

Alternatives The alternative equity allowed as part of these guidelines may be held in the form of direct limited partnership holdings in private equity funds or as equity ownership in an affiliated entity formed to hold such limited partnership holdings in private equity funds. Transfer restrictions Assets may be transferred into and out of the separate accounts as long as asset values exceed liability values after such transfers. Impaired securities, securities in default or assets encumbered by other agreements (modified coinsurance “segregated” assets, collateral for trusts, etc.) may not be transferred into the separate accounts. Borrowing to Support the Separate Accounts Assets of the Separate Accounts may be used to collateralize borrowing in order to meet short-term liquidity needs of the Separate Accounts. Use of Funding Agreements Assets of the Separate Accounts may be used to collateralize funding agreements with the Federal Home Loan Bank (“FHLB”). Funding agreement proceeds will be invested within the Separate Accounts in assets that are consistent with these investment guidelines and that match funding agreement liabilities. The funding agreement liabilities are recorded in each separate account so we are using separate account assets to satisfy liabilities attributable to the separate accounts. We track these assets that back the funding agreements in a separate portfolio so they can be identified separately. Securities Lending The Separate Accounts may participate in a securities lending program consistent with the terms of the general account securities lending program in which collateral is received for loaned securities, provided investments made with such collateral are invested within the Separate Accounts in assets consistent with these Investment guidelines and that match securities lending program liabilities. Applicability of Guidelines to New Products Portfolios are established within each Separate Account in order to identify the specific assets intended to support obligations associated with different contract forms. The assets within a portfolio intended to support a new product may not be diversified among the asset classes described above until the assets within that portfolio total $100 million. However, the total assets within the Separate Account will comply with these Investment Guidelines at all times Effective: 11/23/2021